EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                            COMVERSE TECHNOLOGY, INC.

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                            Under Section 805 of the
                            Business Corporation Law
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           THE UNDERSIGNED, Chairman of the Board and Secretary of COMVERSE
TECHNOLOGY, INC., a corporation organized and existing under the laws of the State of New York, hereby certify as follows:

           FIRST: The name of the corporation is COMVERSE TECHNOLOGY, INC.

           SECOND: The Certificate of Incorporation of the corporation was filed by the Department of State on October 4, 1984.

           THIRD: The Certificate of Incorporation, as heretofore amended and currently in effect, is hereby further amended in order to increase from 100,000,000 to 300,000,000 the aggregate number of authorized common shares of the corporation, having a par value of ten cents ($.10) per share, Article FOURTH of the Certificate of Incorporation to read in its entirety as follows:

                             "FOURTH: The total number of shares of stock which the Corporation is authorized to issue is three hundred and two million, five hundred thousand (302,500,000) shares, of which three hundred million (300,000,000) shares shall be denominated Common Stock, having a par value of ten cents ($0.10) per share, and two million, five hundred thousand (2,500,000) shares shall be denominated Preferred Stock, having a par value of one cent ($0.01) per share. Preferred Stock may be issued in one or more series with such designations, relative rights, preferences and limitations as may be fixed from time to time by the Board of Directors of the Corporation. Except as may be specifically provided in the resolution or resolutions authorizing


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                             issuance of Preferred Stock, no holders of capital
                             shares of the Corporation, by reason of the ownership thereof, shall have any preemptive rights to subscribe for, purchase or otherwise acquire any securities of the Corporation. "

           FOURTH: The amendment of the Certificate of Incorporation set forth herein was duly adopted by the Board of Directors of the Corporation at a meeting held on May 13, 1999 and by the Shareholders of the Corporation at the Annual Meeting of Shareholders held on October 8, 1999.

           IN WITNESS WHEREOF, this Certificate has been signed and is affirmed as true under penalties of perjury by the undersigned on this 18th day of October, 1999.


                                                          /S/ Kobi Alexander
                                                          ---------------------
                                                          Kobi Alexander,
                                                          Chairman of the Board


S/ William F. Sorin
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William F. Sorin,
Secretary

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